Putnam Investors Fund, July 31, 2013, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	        12,050
Class B	        170
Class C	        97
Class M	        103

72DD2 (000s omitted)

Class R	        18
Class R5	0
Class R6	0
Class Y	        637

73A1

Class A	        0.147
Class B	        0.044
Class C	        0.044
Class M	        0.078

73A2

Class R	        0.118
Class R5	0.161
Class R6	0.167
Class Y	        0.185

74U1	(000s omitted)

Class A	        77,345
Class B	        3,233
Class C	        2,040
Class M	        1,254

74U2	(000s omitted)

Class R	        165
Class R5	1
Class R6	772
Class Y	        2,802

74V1

Class A	        17.64
Class B	        15.84
Class C	        16.70
Class M	        16.63

74V2

Class R	        17.37
Class R5	17.97
Class R6	17.98
Class Y	        17.91


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.